Exhibit 4.5

WARRANT AMENDMENT AGREEMENT

This Warrant Amendment Agreement (the “Agreement”) is entered into effective May 31, 2005 by and between Oragenics, Inc., a Florida corporation (the “Company”) and the Living Trust of Harold Richard Grisham (the “Trust”), The Arbitrage Fund (the “Fund”), Mark A. Campbell (“Campbell”), and Westminster Securities Corp. (“Westminster”). The Company, Trust, Fund, Campbell, and Westminster are together referred to herein as the Parties.

Recitals:

WHEREAS, the Company entered into a private placement agent agreement with Westminster whereby, Westminster, as the placement agent, was entitled to receive placement agent warrants in connection with the Company’s private placement offering to acquire 25,000 shares of common stock at $2.75 and warrants to acquire 12,500 shares of common stock at $3.50 (together the “Westminster Warrants”);

WHEREAS, pursuant to the private placement the Company entered into subscription agreements (the “Subscription Agreements”) with the Trust, the Fund and Campbell (the “Investors”) to purchase units consisting of Company common stock and warrants to acquire common stock at an exercise price of $3.50 (the “Investor Warrants”) which also provided the Investors and Westminster with registration rights (the “Registration Rights”), which included penalties that the Company had to pay to the Investors and Westminster if a registration statement was not filed within a designated time period (the “Penalty Provisions”);

WHEREAS, the Investor Warrants and the Westminster Warrants, (other than the exercise price of $2.75 on 12,500 shares of Westminster Warrants), were to be issued under the same terms and conditions and the form of warrant to be issued by the Company provided the Investors and Westminster with adjustment rights in the event of the issuance by the Company of shares of common stock below a certain amount per share, (the “Warrant Anti-dilution Adjustment Provision”);

WHEREAS, the Company has entered into a stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”) and is contemplating filing a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission (the “SEC”) to register certain shares of its common stock for resale by Fusion Capital and the Investors and Westminster (the “SB-2 Registration Statement”).

WHEREAS, prior to filing the Registration Statement the Parties desire to resolve any and all issues with respect to its registration obligations, the registration rights penalty provision and the Warrant Anti-dilution Adjustment Provision;

WHEREAS, the Parties desire, subject to the terms and conditions of this Agreement, to (i) amend the Investor Warrants and Westminster Warrants to eliminate the Warrant Anti-dilution Adjustment Provision, (ii) to eliminate and terminate the Registration Rights obligations of the Company, (iii) to eliminate and terminate the Penalty Provisions under the Registration Rights, all in exchange for a one time adjustment to the exercise prices of the Investor Warrants and Westminster Warrants, to be issued in the form of a replacement warrant.

NOW THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the Parties agree as follows:

1.    Termination of Registration Rights. The Parties agree that any registration obligations the Company had under the Subscription Agreement are terminated and of no force or effect, provided however, that such termination shall not take effect until the Form SB-2 Registration Statement is declared effective by the SEC. To the extent the SEC declares the Form SB-2 Registration Statement effective there shall be no further action required by any of the Parties for the Company’s registration obligations under the Subscription Agreements to be terminated.

2.    Termination of Warrant Anti-dilution Adjustment Provision. Upon the issuance of the Replacement Warrants (as defined below), the Warrant Anti-dilution Provision originally to be contained in the warrants to be issued to the Investors and Westminster is hereby terminated and of no force or effect and it is agreed that no amounts shall be owed to any Party hereto by reason of the Warrant Anti-dilution Provision.

3.    Registration Rights Penalty Amounts. Upon the issuance of the Replacement Warrants (as defined below), the Investors and Westminster hereby waive any right to receive any payments under Penalty Provisions contained in the Subscription Agreements and such Penalty Provisions are hereby terminated and of no force of effect.

4.    Issuance of Replacement Warrants. In consideration for the mutual covenants, releases and agreements contained herein, the Company agrees to issue warrants to the Investors and Westminster, in the form attached hereto as Exhibit A, (the “Replacement Warrants”), which shall replace the original Investor Warrants and Westminster Warrants. The Replacement Warrants to the Investors will be for the same number of shares as in the private placement except that the exercise price will be revised from $3.50 to $2.75 per share. The Replacement Warrants to Westminster will be for the same number of shares as provided in the placement agent agreement, except that the exercise prices will be revised from $3.50 to $2.75 per share and from $2.75 to $2.25 per share for the respective warrants Westminster was entitled to receive.

5.    Release of Claimants. Effective upon the execution of this Agreement, each of the Parties to this Agreement, on behalf of themselves and their respective subsidiaries, affiliates, officers, directors, shareholders, agents, employees, servants, attorneys, accountants, heirs, successors, assigns, and representatives, as well as the respective heirs, personal representatives, successors and assigns of any or all of them, (hereinafter collectively referred in this Paragraph as the “Releasing Party”) fully, finally and forever release, acquit and forever discharge the Company and its respective past and present subsidiaries, affiliates, franchisees, officers, directors, shareholders, agents, employees, servants, attorneys, accountants, heirs, successors, assigns and representatives, as well as their respective personal representatives, successors and assigns, of any and all of them (hereinafter collectively referred in this Paragraph as the “Released Party”) from any and all claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, including without implied limitation, such claims and defenses as incapacity, fraud, mistake, and duress, which the Releasing Party ever had, now has, or might hereafter have against the Released Party arising out of facts or circumstances in existence as of the date of this Agreement, for or by reason of any matter, cause or thing whatsoever, including, without limitation, any claim in contract, tort, violation or statute, or otherwise, which relates in whole or in part, directly or indirectly, to the transaction(s) described in this Agreement; EXCEPTING ONLY the obligations of the Released Parties to perform the terms and conditions of this Agreement. Each party to this Agreement expressly represents and warrants to the other Parties to this Agreement: (i) that they are relying solely on their own judgment and belief as to the adequacy of the consideration paid; (ii) that the Release contemplated by this Paragraph is being executed without reliance upon any statement or representation made by any other party to this Agreement or anyone acting on behalf of a party to this Agreement; and (iii) that they understand and acknowledge that there may exist facts and circumstances which are material to this transaction that have not been disclosed to it by the other Parties to this Agreement and warrant to the other Parties to this Agreement that they are executing this Release and shall be bound thereby notwithstanding said nondisclosures.

6.    The Company Covenants. The Company hereby covenants to promptly issue the Replacement Warrants to the Investors and Westminster.

7.    No Admissions. Each of the Parties understands and acknowledges that this Agreement constitutes a compromise and settlement. This Agreement shall not in any way be construed as an admission by any party of the truth or falsity of any claims, an admission by any party of the breach of any agreement with any other party or an acknowledgment or admission by any party of any fault or liability whatsoever to any other party.

8.    Binding Nature. This Agreement is binding on and for the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns and their parents, subsidiary and affiliated corporations, companies, divisions, partnerships and associations and their respective officers, directors, agents, employees, partners, members, and representatives and their respective predecessors and assigns.

9.    Voluntary Agreement. Each of the Parties to this Agreement represents and warrants to the other Parties to this Agreement that he/she/it is represented by legal counsel of his/her/its choice, is fully aware of the terms contained in this Agreement, and have voluntarily executed the same without coercion or duress of any kind and without reliance upon any statement or representation made by any other party to this Agreement, except as set forth herein. The Parties further expressly acknowledge and agree that they are not relying on any statement, representation, omission, rumor, publicly-filed document, news media account, or any other information (or omission) of any type or description in connection with their execution of this Agreement. The Parties further expressly represent and warrant to the other Parties that they understand and acknowledge that there may exist facts and circumstances which are material to the transactions contemplated by this Agreement that have not been disclosed to him/her/it and warrant to the other Parties to this Agreement that they are executing this Agreement and shall be bound thereby notwithstanding said material nondisclosures.

10.    Investigation of Facts. Each of the Parties hereto has made such investigation of the facts pertaining to this Agreement as each deems necessary and in entering into this Agreement each party hereto assumes the risk of mistake with respect to such facts. This Agreement is intended to be final and binding upon each of the Parties hereto regardless of any claims of mistake.

11.    Confidentiality. This Agreement and its terms shall be maintained in strict confidence and shall not be disclosed directly or indirectly by the Parties to any other person or entity except as otherwise required by law. Each of the Parties hereto acknowledges and agrees that this provision is essential and material term of the Agreement without which the consideration relating hereto would not have been delivered. Each of the Parties agree to refrain from any negative, critical or disparaging comments or statements about any of the Parties hereto, or their respective officers, directors, employees or agents. This provision shall be interpreted broadly to include all verbal, written or other communication whether personal, published, recorded, magnetic, electronic, etc., however produced or reproduced. The Parties hereby agree they will refrain form discussing the provisions of this Agreement or any of the details of their prior business (financial or otherwise).

12.    Costs and Attorneys’ Fees. Each party agrees to bear its own attorneys’ fees and costs and other fees incurred in connection with the negotiation, drafting, execution and delivery of this Agreement. If any legal or equitable action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for its attorneys’ fees and costs incurred and paid in connection with prosecuting or defending such action, in addition to any other relief to which it is entitled.

13.    Termination/Rescission. The signatories to this Agreement understand and acknowledge that the facts in respect of which this Agreement is made may hereafter prove to be other than, or different from, the facts in that connection now known by one or more of them or believed by one or more of them to be true, and they agree that all of terms of this Agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

14.    Entire Agreement; Modification by Writing Only. This Agreement including the recitals described above in the “WHEREAS” clauses which are true and correct and are incorporated into this Agreement by reference (together with any ancillary documents attached to the Agreement as exhibits) incorporates, embodies, expresses, and supersedes all prior and contemporaneous agreements and representations or understandings between or among its signatories, or any subset group of signatories hereto, and neither this Agreement (nor any ancillary documents attached to this Agreement as exhibits) may be altered or modified except in writing duly executed by its signatories. This Agreement and the exhibits attached hereto constitute an integration of the entire understanding and Agreement among the Parties with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall not be binding. The Parties acknowledge that they have not relied, in entering into this Agreement, upon any representation, promises and covenants between the Parties with respect to the subject matter hereof other than the terms and provisions set forth herein

15.    Authority/Approval. Each Party represents and warrants that they each have full power and corporate or other authority and the necessary corporate or other approvals to enter into and to perform this Agreement in accordance with its terms, and agrees that the terms and provisions of this Agreement, including the terms and provisions of any ancillary documents attached to this Agreement as exhibits, shall apply to all affiliates, parents, subsidiaries, and divisions of each.
16. Warranty of Title and Right to Settle. Each of the Parties hereto represent and warrant to the other Parties to this Agreement that they have the full right to take the actions contemplated by this Agreement and have good and absolute title to the causes of action, and the potential causes of action which could be asserted by them, that are the subject of the release set forth in this Agreement. The Parties hereto further represent and warrant to the other Parties to this Agreement that the before-mentioned causes of actions potential causes of action are free and clear of any claims of creditors or other third Parties arising from any applicable fraudulent transfer laws or the provisions of 11 U.S.C. § 101 et seq.

17.    Liability for Breach of Warranty of Title and Right to Settle. Each of the Parties hereto represent and warrant to the other Parties to this Agreement agree that if they breach the warranty of title and right to settle granted pursuant to Paragraph 21 of this Agreement, the party shall indemnify the other Parties to this Agreement against any liability or damage arising from such breach, including all costs, expenses, and attorneys’ fees incurred by the damaged party in defense of any actions brought against the party by reason of any alleged lien, claim, or encumbrance.

18.    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute a single agreement. A facsimile signature shall be considered the same as an original.

20.    Severability. If any provision or any portion of this Agreement shall be held unlawful or unenforceable, the balance of this Agreement shall nonetheless in all respects remain binding and effective, and shall be construed in full force and effect to the extent lawfully permissible.

21.    Further Assurances. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

22.    Parties In Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

23.    Execution In Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

24.    Florida Contract; Florida Law. This Agreement (together with any applicable ancillary documents attached to the Agreement as exhibits) shall be deemed to constitute a contract made and entered into under the laws of the State of Florida, and for all purposes this Agreement and its ancillary documents shall be construed and governed in accordance with the laws of the State of Florida without regard to such state’s rules concerning conflicts of laws.

25.    Waiver of Jury. The Parties to this Agreement, and each of them, agree that any legal action in connection with, arising out of, or in any way related to this Agreement including, without limitation, any cause of action sounding in contract, tort, or violation of statute, shall be tried to the court, sitting without a jury, notwithstanding any state or federal constitutional rights, and the Parties waive any right to have any such actions tried by a jury.

26.    Forum Selection and Consent to Jurisdiction. The Parties to this Agreement, and each of them, agree that the exclusive venue for any legal action in connection with, arising out of, or in any way related to this Agreement including, without limitation, any cause of action sounding in contract, tort, or violation of statute, shall be the United States District Court for the Middle District of Florida, Tampa Division, or the Sixth Judicial Circuit Court in and for Pinellas County, Florida. The Parties to this Agreement, and each of them, further consent to the personal jurisdiction of the courts located in the State of Florida regarding any legal action in connection with, arising out of, or in any way related to this Agreement including, without limitation, any cause of action sounding in contract, tort, or violation of statute.

27.    Agreement Drafted. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

ORAGENICS, INC.

By:

Mento A. Soponis, President

WESTMINSTER SECURITIES CORP.

By:

its President

Living Trust of Harold Richard Grisham

By: _____________________As Trustee

The Arbitrage Fund

By:

Mark A. Campbell, Individually

Exhibit A

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

Warrant No.__________

REPLACEMENT
WARRANT TO PURCHASE SHARES OF COMMON STOCK OF

ORAGENICS, INC.

THIS CERTIFIES that, for value received, [ ] is entitled to purchase from Oragenics, Inc., a Florida corporation (the "Corporation"), subject to the terms and conditions hereof, [ ] shares (the "Warrant Shares") of common stock, $0.001 par value (the "Common Stock"). This warrant, together with all warrants hereafter issued in exchange or substitution for this warrant, is referred to as the "Warrant" and the holder of this Warrant is referred to as the "Holder." The number of Warrant Shares is subject to adjustment as hereinafter provided. Notwithstanding anything to the contrary contained herein, this Warrant shall expire and no longer be exercisable at 5:00 p.m. Eastern Standard Time (EST) on [Four years from the closing at which issued] (the "Termination Date") provided however, that in the event the Corporation's Common Stock trades on the American Stock Exchange at or above $4.75 per share for a period of fifteen (15) consecutive days during the term of this Warrant the corporation may accelerate the expiration date of this Warrant upon written notice to the Holder, giving the Holder thirty (30) days to exercise this warrant after which thirty-day period this Warrant shall expire and no longer be exercisable.

1.    Exercise of Warrants.

(a)  The Holder may, at any time prior to the Termination Date, exercise this Warrant in whole or in part at an exercise price per share equal to [$2.75] per share, subject to adjustment as provided herein (the "Warrant Price"), by the surrender of this Warrant (properly endorsed) at the principal office of the Corporation, or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Warrant Price in lawful money of the United States by check or wire transfer for each share of Common Stock being purchased. Upon any partial exercise of this Warrant, there shall be executed and issued to the Holder a new Warrant in respect of the shares of Common Stock as to which this Warrant shall not have been exercised.  In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof as soon as practicable after the rights represented by this Warrant shall have been so exercised.

(b)  If, but only if, at any time after one year from the date of issuance of this Warrant there is no effective registration statement registering the resale of the Common Stock underlying this Warrant by the Holder, this Warrant may also be exercised at such time by means of a "cashless exercise" in which, at any time prior to the Termination Date, the Holder of this Warrant may, at its option, exchange this Warrant, in whole or in part (a "Warrant Exchange"), into Warrant Shares by surrendering this Warrant at the principal office of the Corporation, accompanied by a notice stating such Holder's intent to effect such exchange, the number of Warrant Shares to be exchanged and the date on which the Holder requests that such Warrant Exchange occur (the "Notice of Exchange"). The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, within five (5) days of the date the Notice of Exchange is received by the Corporation (the "Exchange Date"). Certificates for the Warrant Shares issuable upon such Warrant Exchange and, if applicable, a new Warrant of like tenor evidencing the balance of the Warrant Shares remaining subject to this Warrant, shall be issued as of the Exchange Date and delivered to the Holder within three (3) business days following the Exchange Date. In connection with any Warrant Exchange, this Warrant shall represent the right to subscribe for and acquire the number of Warrant Shares (rounded to the next highest integer) equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the Closing Bid Price (as hereinafter defined) on the trading day preceding the date on which the Company receives the Exercise Documentation;
(B) = the exercise price of this Warrant, as adjusted; and
(X) = the number of shares of Common Stock issuable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.    Reservation of Warrant Shares. The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

3.    No Shareholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Corporation.

4.    Transferability of Warrant. Prior to the Termination Date and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed for transfer.

5.    Certain Adjustments. With respect to any rights that Holder has to exercise this Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

(a)    Merger or Consolidation. If at any time there shall be a merger or a consolidation of the Corporation with or into another corporation when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Warrant Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation.

(b)    Reclassification. Recapitalization, etc. If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c)    Split or Combination of Common Stock and Stock Dividend. In case the Corporation shall at any time subdivide, redivide, recapitalize, split (forward or reverse) or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Warrant Price shall be proportionately reduced and the number of Warrant Shares proportionately increased.  Conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Warrant Price shall be proportionately increased and the number of Warrant Shares proportionately reduced. Notwithstanding the foregoing, in no event will the Warrant Price be reduced below the par value of the Common Stock.

6.    Legend and Stop Transfer Orders. Unless the Warrant Shares have been registered under the Securities Act, upon exercise of any part of the Warrant, the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

7.    Redemption. The Corporation shall have the right, upon 30 days' written notice to the Holder ("Redemption Notice"), to redeem all or any portion of this Warrant at a price equal to $.01 per Warrant Share, provided that (i) the Warrant Shares have been registered for resale pursuant to the Securities Act, and have been freely tradable without restriction or legend for at least the 30-day period preceding such notice and will continue to be freely tradeable for at least 30 days following such redemption date and (ii) the Closing Bid Price (as hereinafter defined) for the Common Stock has been at least $4.75 (subject to adjustment to reflect forward or reverse stock splits, stock dividends, recapitalizations and the like) for the 15-trading day period immediately preceding the date of the Redemption Notice from the Corporation to the Holder. As used herein, "Closing Bid Price", shall mean the closing bid price of the Common Stock as reported by the American Stock Exchange on the date in question (based on a trading day from 9:30 a.m. EST to 4:02 p.m. EST (and, if no closing bid price is reported, the closing price as so reported, and if neither the closing bid price nor the closing price is so reported, the last reported price of the Common Stock as determined by an independent evaluator mutually agreed to by the Holder and the Corporation).

8.    Miscellaneous. This Warrant shall be governed by and construed in accordance with the laws of the State of Florida. All the covenants and provisions of this Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder. Nothing in this Warrant shall be construed to give to any person or corporation other than the Corporation and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Corporation and the holder of this Warrant. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation hereof. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Corporation, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officers under its seal, this_____ day of________________, 2005.

ORAGENICS, INC.

By:

Name:
Title:

WARRANT EXERCISE FORM

To Be Executed by the Holder in Order to Exercise Warrant

To:	Oragenics, Inc.
13700 Progress Blvd Dated:______________
Alachua, Florida 32615
Attn: Paul Hassie, Principal Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant No. , hereby irrevocably elects to purchase (check applicable box):

o	shares of the Common Stock of Oragenics, Inc. covered by such Warrant; or

o	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection l(b) (if applicable).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

o	$______ in lawful money of the United States; and/or

o
if the provisions of subsection l(b) of this Warrant are in effect, the cancellation of such portion of the attached Warrant as is exercisable for a total ofWarrant Shares (using a Fair Market Value of $per share for purposes of this calculation); and/or

o
if the provisions of subsection l(b) of this Warrant are in effect, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection l(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection l(b).

The undersigned hereby requests that certificates for the Warrant Shares purchased hereby be issued in the name of:

(please print or type name and address)

(please insert social security or other identifying number) and be delivered as follows:

(please print or type name and address)

(please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, Holder.

Signature of Holder SIGNATURE GUARANTEE:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form.  Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

__________________________________________________________________________________ Whose address is
________________________________________________________________________________________________
________________________________________________________________________________________________

Dated:

Holder's Signature:

Holder's Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust Corporation. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

S-1